Exhibit 10.1

AMENDED AND RESTATED

2023 EQUITY INCENTIVE PLAN

OF

NUVOX THERAPEUTICS, INC.

TABLE OF CONTENTS

ARTICLE I	PURPOSE AND ELIGIBILITY	1

ARTICLE II	ADMINISTRATION	1

2.1.	Administration by the Board	1
2.2.	Adoption, Approval and Term of this Plan	2
2.3.	Delegation to Executive Officers	2
2.4.	Applicability of Rule 16b-3	2
2.5.	Grant of Options to Directors and Officers	2
2.6.	Compliance with Section 409A	2

ARTICLE III	STOCK AVAILABLE FOR AWARDS	3

3.1.	Number of Shares	3
3.2.	Adjustment to Common Stock	3

ARTICLE IV	STOCK OPTIONS	4

4.1.	Generally	4
4.2.	Incentive Stock Options and Non-Qualified Stock Options	4
4.3.	Provisions Applicable to Incentive Stock Options	4
4.4.	Duration; Exercise Mechanics	5
4.5.	Payment Upon Exercise	5

ARTICLE V	RESTRICTED STOCK	6

5.1.	Grants	6
5.2.	Terms and Conditions	6
5.3.	Conditions to Delivery of Certificates to Purchased Shares	7
5.4.	Section 83(b) Election	9

ARTICLE VI	OTHER STOCK-BASED AWARDS	9

ARTICLE VII	GENERAL PROVISIONS APPLICABLE TO AWARDS	9

7.1.	Transferability of Awards	9
7.2.	Documentation	9
7.3.	Additional Award Provisions	9
7.4.	Termination or Change of Relationship	9
7.5.	Consequences of an Acquisition or Other Corporate Transactions	10
7.6.	Parachute Payments and Parachute Awards	10
7.7.	Amendment of Awards	11
7.8.	Conditions to Delivery of Certificates and Option Shares	11

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NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

7.9.	Acceleration	11
7.10.	Legends on Stock Certificates	11

ARTICLE VIII	WITHHOLDING	12

ARTICLE IX	PRIOR PURCHASE RIGHT (RIGHT OF FIRST REFUSAL)	13

9.1.	Grant of Prior Purchase Right	13
9.2.	Repurchase Option	15
9.3.	Expiration	17

ARTICLE X	LOSS OF EXERCISE RIGHT	17

ARTICLE XI	MISCELLANEOUS	18

11.1.	No Right to Employment or Other Status	18
11.2.	No Rights As Stockholder	18
11.3.	Amendments of Plan and Award Agreements	18
11.4.	Dispute Resolution; Attorneys’ Fees	18
11.5.	Governing Law	19
11.6.	Documentation of Awards	19
11.7.	Lock-up for Public Offerings	19
11.8.	Spouse as Joint Holder	19
11.9.	Non-exclusivity of this Plan	19
11.10.	Indemnification of the Board and those Acting Under Authority of the Board	19
11.11.	Registration Under the Securities Act	20
11.12.	State Securities and Blue-Sky Laws	20
11.13.	Address and Notices	20

ARTICLE XII	RULES OF INTERPRETATION	20

12.1.	Interpretation and Governance Hierarchy	20
12.2.	Interpretation of the Term “Include”	21
12.3.	Conjugated Verb Forms and Cognate Noun Forms and Terms	21
12.4.	Gender and Number	21
12.5.	Headings	21
12.6.	Computation of Time	21

ARTICLE XIII	DEFINITIONS	21

CALIFORNIA RESIDENT EMPLOYEE ADDENDUM		25

A1.1.	Exercise Price	25
A1.2.	Purchase Price	25
A1.3.	Exercisability and Option Term	25
A1.4.	Termination of Service Relationship	25
A1.5.	Non-Transferability of Options	26
A1.6.	Provision of Information	26
A1.7.	Repurchase Rights/Right of First Refusal	26

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

INDEX OF DEFINED TERMS

The definitions of the following terms may be found in the ARTICLE, SECTION, or Subsection set opposite the term below.

10% Owner Optionee	Section A1.1
Acquisition	ARTICLE XIII
Act	Section 7.10
Award	ARTICLE I
Adjustment Ratio	Section 3.2.
Award Agreement	Section 2.1(c)
Board	Section 2.1.; Subsection 7.5.1.
Claim	Section 11.10.
Code	ARTICLE XIII
Committee	Section 2.1
Common Stock	Section 3.1
Corporation	ARTICLE I; ARTICLE XIII
Designated Beneficiary	Section 5.2
Disability	Section A1.4
Disabled	ARTICLE XIII
Disposition Notice	Subsection 9.1.1(a)
Disqualifying Disposition	Subsection 4.3.2
Electronic Form	ARTICLE XIII
Employee	ARTICLE XIII
Escrow	Subsection 5.3.1
Escrow Agent	Subsection 5.3.1
Exchange Act	ARTICLE XIII
Exempt Transfer	Subsection 9.1.6
Exempt Transferee	Subsection 9.1.6
Exercise Notice	Section 4.4
Exercise Payment	Section 4.5
Exercise Period	Subsection 9.1.2
Exercise Price	Section 4.1
Fair Market Value	ARTICLE XIII
For-Cause Event	ARTICLE XIII
Hedging Transaction	ARTICLE XIII
Incentive Stock Options	Section 4.2
Incorporation Certificate	Section 12.1.
IICPR	Subsection 11.4.2.
Lock-Up Period	Section 11.7
Non-Employee Directors	ARTICLE I
Non-Qualified Stock Options	Section 4.2
Officer	Section 2.3
Option	Section 4.1
Option Agreement	Section 4.1
Option Shares	Section 4.1
Owner	ARTICLE IX
Participant	ARTICLE I
Plan	ARTICLE I
Plan Benefit	Section 2.6
Prior Purchase Closing	Subsection 9.1.2
Prior Purchase Exercise Notice	Subsection 9.1.2

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

Prior Purchase Right	Subsection 9.1.2
Purchase Agreement	Section 5.1
Purchase Price	Section 5.1
Purchased Shares	Subsection 5.3.1
Reporting Person	Section 2.4
Repurchase Event	Subsection 9.2.4
Repurchase Notice	Subsection 9.2.1
Repurchase Option	Subsection 9.2.1
Repurchase Period	Subsection 9.2.1
Restricted Shares	Section 5.1
Restricted Stock Award	Section 5.1
Rule 16b-3	Section 2.4
Section 409A	Section 2.6
Securities Act	ARTICLE XIII
Stockholders’ Agreement	Section 7.8
Subsidiary	ARTICLE XIII
Target Shares	ARTICLE IX
Transfer	ARTICLE IX
Transferred	Section 7.10

NUVOX THERAPEUTICS, INC.

Amended and restated 2023 Equity Incentive Plan

ARTICLE I

PURPOSE AND ELIGIBILITY

This Amended and Restated 2023 Equity Incentive Plan (this “Plan”) of NUVOX THERAPEUTICS, INC. (the “Corporation”), amends and restates in its entirety the 2023 Equity Incentive Plan of the Corporation adopted by the Board on December 29, 2022 and approved by the Stockholders on March 24, 2023 and provides stock options, stock issuances, and other equity interests in the Corporation (each, an “Award”) to employees, officers, directors (including directors who are not an employee or officer of the Corporation, “Non-Employee Directors”), consultants, contractors and advisors of the Corporation and its Subsidiaries, all of whom are eligible to receive Awards under this Plan. Any person to whom an Award has been granted under this Plan is called a “Participant.” Awards are given to attract, retain, and reward the Participants for performing valuable services for the Corporation by providing Participants with the opportunity to acquire ownership interests in the Corporation. Certain initially capitalized terms not otherwise defined in the body of this Agreement are defined in ARTICLE IX below.

ARTICLE II

ADMINISTRATION

SECTION 2.1. Administration by the Board. This Plan will be administered by the Board of Directors of the Corporation (the “Board”) in all respects. By way of example, but not limitation, the Board has the authority, in its sole discretion, to:

(a) interpret, construe, determine and correct this Plan and its provisions, and to adopt, prescribe, amend, repeal and rescind rules and regulations relating to this Plan or any Award;

(b) grant and amend Awards granted to those Participants and at those times that the Board may determine;

(c) determine the terms and provisions of the Awards and the pertinent option agreement entered into in connection with, and evidencing, the grant of an Award (an “Award Agreement”), which need not be identical, and to interpret, construe, correct, and determine the status any Award, Award Agreement, and their respective provisions;

(d) correct any defect or supply any omission or reconcile any inconsistency or ambiguity in this Plan, or any Award or Option Agreement in the manner, and to the extent, it deems expedient, in its sole and absolute discretion, to implement this Plan, or any Award or Option Agreement; and

(e) make all other determinations in the judgment of the Board necessary or desirable for the administration, interpretation and execution of this Plan.

any rule of construction to the effect that ambiguities are to be resolved against the Corporation as the drafting party does not apply to the interpretation of this Plan or any Award Agreement. All decisions by the Board will be final and binding on all interested persons. Neither the Corporation nor any member of the Board will be liable for any action or determination relating to this Plan, any Award or any Award Agreement. To the extent permitted by applicable law, the Board may delegate any or all of its powers under this Plan to one or more committees or subcommittees of the Board (a “Committee”). Reference in this Plan to the “Board” means the pertinent Committee or the Board.

SECTION 2.2. Adoption, Approval and Term of this Plan. This Plan will become effective on the date on which it is adopted by the Board. If, however, the stockholders of the Corporation do not approve this Plan on or before the date 12 months after the Board adopts this Plan, the Incentive Stock Options granted under this Plan will be null and void, and no additional Incentive Stock Option may be granted under this Plan. This Plan will continue in effect until the earlier of its termination by the Board or the date on which all of the Common Stock available for issuance under it has been issued, and all restriction on the shares of Common Stock issued under this Plan and an Award Agreements have expired. However, all Incentive Stock Options must be granted, if at all, on or before the date 10 years after the effective date of this Plan. An Incentive Stock Option may not be exercised after the expiration of the 10-year period following the date of its grant.

SECTION 2.3. Delegation to Executive Officers. If the Board has first determined the maximum number of Awards to be granted by one or more executive officers of the Corporation (each, an “Officer”), and the maximum number of shares issuable pursuant to those Awards to any one Participant, the Board, to the extent permitted by applicable law, may authorize and delegate to one or more Officers the power to: (a) grant those Awards and exercise other powers under this Plan as the Board may determine; (b) designate officers, employees, consultants and advisors of the Corporation or any of its Subsidiaries as recipients of those Awards; and (c) determine the number of those Awards to be received by those officers, employees, consultants and advisors. The Board may not authorize an Officer to designate himself or herself as a recipient of any Awards. All Awards granted by an Officer must be documented in the same manner and fashion as Awards made by the Board.

SECTION 2.4. Applicability of Rule 16b-3. Provisions of this Plan that expressly refer to Rule 16b-3 promulgated under the Exchange Act or, any successor rules (“Rule 16b-3”), or which are required for certain option transactions to qualify for exemption under Rule 16b-3, apply only to those persons that are required to file reports under Section 16(a) of the Exchange Act (a “Reporting Person”).

SECTION 2.5. Grant of Options to Directors and Officers. If the Corporation is a reporting Corporation under the Exchange Act, the selection of a “director” or an “officer” (as those terms are defined for purposes of Rule 16b-3) as a Participant, the timing of the grant of the Award, the exercise price or sale price of the Award, and the number of shares for which an Award may be granted to such director or officer must be determined either: (a) by the Board, of which all members are “disinterested persons”; or (b) by a Committee of two or more directors having full authority to act in the matter, of which all members are “disinterested persons.” For the purposes of this Plan, a director is “disinterested” only if that director qualifies as a “disinterested person” within the meaning of Rule 16b-3 of the Exchange Act, as interpreted from time to time.

SECTION 2.6. Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code and related regulations and United States Department of the Treasury pronouncements (“Section 409A”), except as otherwise determined in the sole discretion of the Board. The Plan and each Award Agreement is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Board. Absent any express determination of the Board to the contrary, to the extent any Plan provision, Award, Award Agreement or payment, or the settlement or deferral thereof, (collectively, a “Plan Benefit”) would result in the imposition of an additional tax under Section 409A, that Plan Benefit will be reformed or deferred in a manner to the extent practicable to avoid imposition of the applicable tax. No action taken to comply with Section 409A will adversely affect the Participant’s rights to a Plan Benefit or require the consent of the Participant. To the extent that the Participant is a “specified employee” (as defined in Section 409A) subject to the 6-month delay under Section 409A in distributions under the Plan, no distribution or payment that is subject to Section 409A may be made on account of that Participant’s “separation from service” (as defined in Section 409A) before the date that is the first day of the month that occurs 6 months after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant or any other date permitted under Section 409A). Any other amount that is otherwise payable within the 6-month period following the Participant’s separation from service will be paid in a lump sum without interest.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

ARTICLE III

STOCK AVAILABLE FOR AWARDS

SECTION 3.1 Number of Shares. Subject to adjustment under SECTIONS 3.2 or 7.5, the aggregate number of shares of the Corporation’s common stock, par value $0.001 per share, (the “Common Stock”) that may be issued pursuant to this Plan is 900,000 shares. If any Award expires or lapses, or is terminated, cancelled, repurchased, surrendered or forfeited, in whole or in part, the unissued Common Stock covered by that Award will again be available for the grant of Awards under this Plan, subject to the limitations of this Plan. If shares of Common Stock issued pursuant to this Plan are purchased or repurchased by, or are surrendered or forfeited to, the Corporation (including without limit a surrender or forfeiture of shares to satisfy any applicable tax withholding obligation), those shares of Common Stock will again be available for the grant of Awards under this Plan. At all times during the term of this Plan and any outstanding Awards granted under this Plan, the Corporation will reserve or otherwise keep available a number of shares of Common Stock as will be sufficient to satisfy the requirement of this Plan (if then in effect) and those outstanding Awards. Shares issued under this Plan may consist in whole or in part of authorized but unissued shares or treasury shares. Subject to adjustment under SECTION 3.2, no Participant may be granted Awards to purchase, over the 10-year term of this Plan, more than an aggregate of 50% of the shares of Common Stock available under this Plan. The Board may grant Awards greater than the number of shares than available for issuance under this Plan if the Award provides that any excess shares of Common Stock actually issued are held in escrow until the stockholders approve those Awards or this Plan is amended to sufficiently increase the number of shares of Common Stock available under this Plan.

SECTION 3.2. Adjustment to Common Stock.

Subsection 3.2.1. Generally. Subject to Subsection 3.2.2, the Board will adjust, or make substitute Awards for: (a) the number and class of securities available for Awards under this Plan, and the limit of the number of shares any one Participant, including members of the Board, may receive under this Plan; (b) the number and class of securities, vesting schedule and exercise price per share subject to each Award then outstanding; (c) the repurchase price per security that is subject to the Corporation’s right of repurchase; and (d) the terms of each other stock-based Award then outstanding; if the Corporation has or undergoes any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event. The nature or manner of the adjustment or substitution will be made to the extent necessary to preserve the economic intent of such Award in an appropriate manner determined by the Board in good faith. Where appropriate, the Board must determine such adjustment or substitution based on the relationship of the fair market value of a share of Common Stock immediately before such event and the fair market value of a share of Common Stock immediately after such event. In making any determination, or in taking or not taking any action under this Plan, the Board may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation will be liable for any such action or determination taken or made or omitted in good faith. If the Corporation distributes any new, substituted, successor or additional securities with respect to the shares of Common Stock issuable upon exercise of any Option in connection with, or pursuant to, any stock dividend, stock split, recapitalization, or other change affecting the Corporation’s outstanding Common Stock effected without receipt of consideration, then those new, substituted, successor or additional securities will be immediately subject to this Plan and any Award Agreement, as modified in accordance with this SECTION. In that case, and if necessary, the Board must, in good faith, adjust the number, class, purchase price, Exercise Price (as defined below) for each Option Share to reflect the effect of any change in, or transaction upon, the Corporation’s capital structure. If Subsection 7.5.1 applies for any event, this SECTION 3.2 will not apply.

Subsection 3.2.2 Adjustments in Spin-Off or Split-Off Transactions. In connection with a spin-off or split-off transaction, Awards will be adjusted to maintain the intrinsic value of each Award. The adjustment will be based on the ratio (the “Adjustment Ratio”) equal to the Fair Market Value of a share of Common Stock immediately after the event, divided by the Fair Market Value of a share of Common Stock immediately before the event.

(a) Each Option will continue to be subject to the same terms and conditions that applied to such Option immediately before such event (other than the exercise price and number of shares subject to the option, which will be adjusted as outlined below), including the expiration date and vesting schedule and conditions. The following adjustments will be made to the exercise price and number of shares subject to the Option as a result of the event: (i) the per share exercise price of each Option will be multiplied by the Adjustment Ratio, then rounded up to the nearest whole cent; and (ii) the number of shares subject to each Option will be divided by the Adjustment Ratio, then rounded down to the nearest whole share.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

(b) Each Restricted Stock Award will continue to be subject to the same terms and conditions that applied to such Restricted Stock Awards immediately before the event (other than the number of shares covered by the award, which will be adjusted as outlined below), including the vesting schedule and conditions and any accumulated dividends and other dividend rights .As a result of the event, the number of shares of Common Stock covered by the Restricted Stock Award will be: (i) divided by the Adjustment Ratio; and (ii) rounded down to the nearest whole number of shares.

ARTICLE IV

STOCK OPTIONS

SECTION 4.1. Generally. The Board may grant as Awards options to purchase Common Stock (each, an “Option”) pursuant to an Award Agreement (the “Option Agreement”) subject to this Plan. The shares of Common Stock issuable upon the exercise of each Option are called “Option Shares.” In granting an Option, the Board will determine the number of Option Shares, the price to be paid by the Participant for each Option Share (the “Exercise Price”), and the conditions and limitations applicable to the exercise of each Option and the issuance and holding of corresponding Option Shares. The applicable terms and conditions may include vesting provisions, repurchase provisions and restrictions relating to applicable federal or state securities laws, as the Board considers advisable. The Corporation will issue only a whole number of shares of Common Stock under this Plan; fractional shares of Common Stock that might otherwise be issuable upon exercise of an Award will be forfeited.

SECTION 4.2. Incentive Stock Options and Non-Qualified Stock Options. The Options awarded under this Plan will be either “incentive stock options,” as defined in Section 422 of the Code, that the Board expressly identifies as being incentive stock options (“Incentive Stock Options”), or options that do not meet the requirements for Incentive Stock Options or are not expressly identified by the Board as Incentive Stock Options (“Non-Qualified Stock Options”). At the time each Option is granted, the Board must establish the Exercise Price for the Option, or a mechanism for determining the Exercise Price, and specify the Exercise Price or that mechanism in the Option Agreement.

SECTION 4.3. Provisions Applicable to Incentive Stock Options.

Subsection 4.3.1 Subject to Section 422 of the Code. Any Incentive Stock Option, this Plan as it pertains to Incentive Stock Options and, to the extent it pertains to any Incentive Stock Option, the Option Agreement granting the Incentive Stock Options, will be interpreted in a manner consistent with Section 422 of the Code. The Board and the Corporation have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as an “incentive stock option” under Section 422 of the Code. The Corporation may grant Incentive Stock Options only to Participants who are the Corporation’s employees, as that term is used Section 422 of the Code. The term “employee” includes, without limitation, an officer or director of the Corporation if they are treated as an employee. The Exercise Price under each Incentive Stock Option may not be less than the Fair Market Value at the time the Incentive Stock Option is granted. A Participant must exercise Incentive Stock Options granted under any Option Agreement within the time periods specified by the Board in the Award and may not be exercised later than 3 months after termination of the Participant’s employment with the Corporation. The Corporation may not give Incentive Stock Options as an Award under this Plan to any employee who owns or is deemed to own more than 10% of the voting power of all classes of the issued and outstanding stock of the Corporation or any Subsidiary unless: (a) the Exercise Price is equal to at least 110% of the Fair Market Value, determined at the time the Incentive Stock Option is granted, of the Common Stock subject to the Incentive Stock Option; and (b) the Incentive Stock Option is not exercisable more than 5 years from the date it is granted. In determining the 10% threshold above, neither the Option Shares issuable upon under the proposed Incentive Stock Option nor the Option Shares issuable under Options previously granted to that employee but not yet exercised will be considered.

Subsection 4.3.2. Notification of Disqualifying Disposition. Participants purchasing Option Shares under an Incentive Stock Option Award must notify the Corporation in writing immediately after the Transfer of any Option Shares, if it occurs on or before the later of: (a) the date 2 years after the date the Incentive Stock Option is granted; and (b) the date one year after the date on which the Participant acquired the Option Shares upon exercise of the Incentive Stock Option (a “Disqualifying Disposition”). Along with that written notice, the Participant must provide the Corporation with any information concerning that Transfer that the Corporation requires for tax purposes.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

Subsection 4.3.3. Dollar Limitation on Underlying Common Stock. Options granted to any one Participant under this Plan (and any other plans of the Corporation) that are intended to constitute Incentive Stock Options will not constitute Incentive Stock Options to the extent those Options, in the aggregate and in any one calendar year, become exercisable for the first time for shares of Common Stock with an aggregate Fair Market Value greater than $100,000 determined as of the respective date or dates of grant. To the extent any intended Incentive Stock Options exceed the $100,000 threshold, those Options will be deemed to be Non-Qualified Stock Options. If the Code is amended to provide for a different threshold, the foregoing limits will be correspondingly adjusted. Options designated as Incentive Stock Options will be deemed exercisable in the order of grant, and the Fair Market Value will be determined as of the time the Option is granted. If an Option is treated as an Incentive Stock Option in part, and as a Non-Qualified Stock Option in part because of this Subsection, the Participant may designate that portion of the Option he or she is exercising and may request that separate certificates representing each portion be issued upon the exercise of the Option. Absent a designation, the Participant will be deemed to have exercised the Incentive Stock Option portion of the Option first.

SECTION 4.4. Duration; Exercise Mechanics. Each Option is exercisable at the times, and subject to the terms and conditions, as the Board may specify in the applicable Option Agreement. A Participant must exercise an Option by delivering to the Corporation a written notice of exercise (the “Exercise Notice”). The Participant may give the Exercise Notice in Electronic Form if its date, authenticity, and origin are readily ascertainable from the face of the transmission. The Participant may give the Exercise Notice to a designated representative of the Corporation, including a transfer agent designated by the Corporation. Only the Participant may give the Exercise Notice, unless the Participant has died or become Disabled, in which case the Participant’s legal representative, conservator, guardian or Designated Beneficiary, as the case may be, may give the Exercise Notice. The Exercise Notice must be accompanied by payment in full as specified in the Option Agreement, or if not specified therein, as set forth in SECTION 4.5 below, for the number of shares for which the Option is exercised. Any Option awarded to a Participant must be exercised by that Participant on or before the date 3 months after termination of the Participant’s relationship with the Corporation, or 12 months if the employment is terminated because the Participant became Disabled or dies, except as otherwise provided in an Option. The Corporation and Participants must treat as a Non-Qualified Stock Option any purported Incentive Stock Option that is permitted by its terms to be exercised more than 3 months after the termination of a Participant’s employment with the Corporation, or 12 months if the employment is terminated because the Participant became Disabled or dies.

SECTION 4.5. Payment Upon Exercise. The Participant purchasing Option Shares must pay an amount equal to the Exercise Price times the number of Option Shares purchased (the “Exercise Payment”) in one or any combination of the following forms of payment, as the Board may determine:

(a) by the Participant’s delivery of a check(s) or other good and immediately available funds payable to the Corporation;

(b) if the Common Stock is then publicly traded, to the extent permitted by applicable law and except as otherwise explicitly provided in the applicable Option Agreement, by the Participant’s delivery to the Corporation of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Corporation sufficient funds to pay the Exercise Payment, or delivery by the Participant to the Corporation of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Corporation cash or a check sufficient to pay the Exercise Payment; or

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

(c) to the extent expressly provided in the applicable Option Agreement, by the Participant’s delivery and surrender to the Corporation of shares of Common Stock owned by the Participant, if those shares have not been acquired within the immediately preceding 6 months by the Participant pursuant to an Option exercise, in the amount of the Exercise Payment by valuing the shares so delivered at their then applicable Fair Market Value; or

(d) consideration received by the Corporation under a cashless exercise program implemented by the Corporation in connection with this Plan, which may include the opportunity for the Participant to elect to have the Corporation withhold from the Option Shares a number of shares having a Fair Market Value equal to the Exercise Payment;

(e) a Participant’s full-recourse promissory note in the form approved by the Corporation, to the extent allowed by applicable law; or

(f) to the extent explicitly provided in the applicable Option Agreement, payment of such other lawful consideration as the Board may determine.

The fair market value of any non-cash consideration delivered upon exercise of an Option will be determined by the Board, except for Option Shares delivered under (c) or (d) above. Any promissory note permitted as a form of payment under (e) above must be due and payable not more than 10 years after the purchase of the Option Shares, and interest must be payable at least annually at a rate no less than the minimum interest rate necessary to avoid imputed interest pursuant to the Code. The Board may require that the promissory note be secured by the Option Shares, which may be held in escrow as provided below for as long as the note is outstanding, or with other collateral acceptable to the Corporation.

ARTICLE V

RESTRICTED STOCK

SECTION 5.1. Grants. The Board may grant Awards entitling Participants to purchase shares of Common Stock (each, a “Restricted Stock Award”) pursuant to an Award Agreement (the “Purchase Agreement”) subject to this Plan. A Restricted Stock Award must require the Participant to acquire shares of Common Stock (the “Restricted Shares”) by delivering to the Corporation funds in an amount at least equal to the product of the number of Restricted Shares purchased and the per share purchase price of the Restricted Shares (the “Purchase Price”) to be purchased, which may not be less than the par value of those Restricted Shares. In connection with a Participant’s purchase of Common Stock pursuant to a Restricted Stock Award, the Corporation must have the right to repurchase from the Participant all or part of the Restricted Shares at their original purchase price or other stated price, or at a price determined pursuant to a formula, upon the occurrence of certain events, or upon the Participant’s failure to satisfy certain conditions, during the applicable restriction period or periods as specified and determined by the Board for the pertinent Restricted Stock Award.

SECTION 5.2. Terms and Conditions. The Board will determine the terms and conditions of any Restricted Stock Award. The Corporation will register in the name of the pertinent Participant any stock certificates issued to that Participant for Restricted Shares. Unless otherwise determined by the Board, the Participant to whom any certificates representing issued Restricted Shares that are unvested or subject to the Prior Purchase Right will deposit those certificates with the Corporation or its designee, together with a stock power or assignment separate from certificate endorsed in blank. After the expiration of the applicable restriction period pertaining to those Restricted Shares, the Corporation or its designee must deliver to the Participant the certificates no longer subject to those restrictions. If the Participant has died, the Corporation will deliver those certificates to the beneficiary that the Participant designated in the manner determined by the Board, to receive amounts due or exercise rights of the deceased Participant (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, the Designated Beneficiary will be the Participant’s estate.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

SECTION 5.3. Conditions to Delivery of Certificates to Purchased Shares. The Board may specify in any Award any supplemental, additional, or substitute conditions and procedures regarding the Escrow as described below, as the Board deems, not inconsistent with this SECTION.

Subsection 5.3.1. Escrow. Upon issuance, the Board may require the Participant to deposit in escrow (the “Escrow”) with the Secretary of the Corporation, or his or her successor or designee, (collectively, the “Escrow Agent”) the certificates for any of the shares of Common Stock purchased in connection with a Restricted Stock Award or the exercise of a Restricted Stock Award pursuant to this Plan, and any certificate(s) issued for any new, additional or substituted securities of those shares of Common Stock, (collectively, the “Purchased Shares”), to be held in accordance with this SECTION. Each deposited certificate will be accompanied by one or more duly executed assignments separate from certificate. The deposited certificates, together with any other assets or securities from time to time deposited with the Escrow Agent pursuant to a Purchase Agreement, will remain in the Escrow until it terminates or the certificates (or other assets and securities) are released or otherwise surrendered for transfer or cancellation in accordance with this SECTION and the Award or Purchase Agreement. Upon delivery of the certificates (or other assets and securities) to the Escrow Agent, the Corporation will issue to the Participant an instrument of deposit acknowledging the number of Purchased Shares (or other assets and securities) delivered in escrow, and the Participant will sign, date, and deliver to the Corporation a receipt and consent for holding in escrow in the form determined by the Board. Concurrent with the Participant’s delivery of the certificates for the Purchased Shares into the Escrow, the Participant will be deemed to constitute and appoint irrevocably the Escrow Agent as the Participant’s attorney in fact and agent for the term of the Escrow to execute all documents necessary or desirable to render the Purchased Shares negotiable and to comply with any transaction or Transfer in connection with the administration and compliance with the Escrow, including any appropriate filing with state or government officials or bank officials. The Participant may exercise, and will have, all rights and privileges of a stockholder of the Corporation with respect to the Purchased Shares deposited in the Escrow for so long as the Participant retains the contingent right to hold those shares upon the Escrow’s expiration.

Subsection 5.3.2. Release from Escrow. If the Corporation elects to purchase some or all of the Purchased Shares pursuant to its Repurchase Right, as provided below, or pursuant to any other right of the Corporation specified in the pertinent Purchase Agreement, then the Escrow Agent will, upon the Corporation’s delivery of the payment of the purchase price (which may include suitable acknowledgement of cancellation for indebtedness) for the Purchased Shares to the Escrow Agent: (a) fill in the date and number of shares being Transferred on an unsigned stock assignment necessary for the Transfer in question; (b) deliver to the Corporation the completed stock assignment and the certificate evidencing the Purchased Shares to be Transferred (together with any other assets, property or securities attributable thereto); and (c) concurrently deliver the purchase price to the Participant, except as otherwise provided in the Purchase Agreement. At that point, the Participant will cease to have any further rights or claims with respect to those Purchased Shares (or other assets, property or securities attributable to them). If the Corporation elects to exercise its Prior Purchase Right under SECTION 9.1 below with respect to any Target Shares held at that time in the Escrow, then the certificates for those Target Shares (together with any other assets, property or securities attributable to them will, upon the Prior Purchase Closing, be delivered to the Corporation, and the Participant will have no further rights or claims with respect to those Target Shares. If the Corporation elects not to exercise its Prior Purchase Right with respect to any Target Shares, and the Repurchase Right does not apply to those Target Shares, then the certificates for those Target Shares will be delivered to the Participant for disposition according to SECTION 9.1.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

Subsection 5.3.2. Expiration of Escrow. The Escrow established for a Participant’s Purchased Shares will expire upon the exercise in full of the Repurchase Option. If the Repurchase Option is not earlier exercised in full, the Escrow established for a Participant’s Purchased Shares will expire on the latter to occur of: (a) the satisfaction, expiration, or termination of any obligation for which the Purchased Shares are pledged as security or held to secure, including without limitation any prohibition on Transfer; and (b) upon any other event pertaining to the establishment and termination of the Escrow specified in in the pertinent Purchase Agreement under which those Purchased Shares are purchased by the Participant. In any event, the Escrow for all Purchased Shares will expire upon the expiration of the Repurchase Option as specified in SECTION 9.3. If, at the time of the expiration of the Escrow, the Escrow Agent possesses any certificate(s) representing Purchased Shares, or any other documents, securities or other property, the Escrow Agent will deliver them to the Participant. However, if those documents, securities, or property are securing or are pledged as security of an obligation to the Corporation, they will be delivered to the security holder or other person designated by the Corporation. Any Purchased Shares released from Escrow will continue to be subject to the Corporation’s Prior Purchase Right for as long as it is extant. The Corporation will return to the Participant the blank assignment(s), to the extent not utilized to effect a Transfer to the Corporation, for the Purchased Shares released from the Escrow. Upon termination of the Escrow, the Escrow Agent will be discharged and released from all duties and obligations under the Escrow.

Subsection 5.3.3. Escrow Agent’s Obligations and Release from Liability. In connection with the Escrow, the Escrow Agent will be obligated to perform only those duties specified in this Plan, and the pertinent Purchase Agreement. In performing, or refraining to perform, any act in connection with the Escrow, the Escrow Agent may rely on any instrument that the Escrow Agent reasonably believes is genuine and to have been signed or presented by the proper party or parties. The Escrow Agent may disregard any warnings or orders by the Participant or the Corporation not in compliance with this Plan, the Purchase Agreement, but may not disregard orders, judgments, or decrees of any court. In case of conflicting instructions from the Corporation and from the pertinent Participant, the Escrow Agent will be free to disregard both instructions, or choose the extent to which the Escrow Agent will honor either of them, without liability to the Corporation or the Participant. The Escrow Agent will not be personally liable for any act or omission, either as Escrow Agent or as attorney in fact for the Participant, if the decision, act, or omission is done in good faith and in the exercise of the Escrow Agent’s good judgment. The decisions, acts, or omissions of the Escrow Agent pursuant to advice of counsel will be conclusively deemed a decision, act, or omission in good faith. The Escrow Agent will not be liable for, and upon issuance of any Award, the Participant and Corporation release the Escrow Agent from, any liability for complying with any order, judgment, or decree of any court, or on account of the identity, authorities or rights of the persons executing or delivering, or purporting to execute and deliver, any documents or papers in connection with the administration of the Escrow. The Corporation and the Purchaser jointly and severally indemnify and hold harmless the Escrow Agent against all claims, losses, liabilities, damages, deficiencies, costs, and expenses, including reasonable attorneys’ fees and expenses of investigation and defense incurred or suffered by the Escrow Agent, as a result of any acts or omission while acting in good faith in the exercise of the Escrow Agent’s judgments under this Plan and the Purchase Agreement.

Subsection 5.3.4. Further Conditions to Delivery. The Corporation will not be obligated to deliver any Purchased Shares or to remove restrictions from Purchased Shares previously delivered under this Plan unless and until: (a) all conditions of the Award have been met or removed to the satisfaction of the Corporation, as determined by the Board in its sole discretion; (b) in the opinion of the Corporation’s counsel, all other legal matters in connection with the issuance and delivery of those shares of Common Stock have been fully satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations; (c) the Participant has executed and delivered to the Corporation those representations or agreements that the Board considers appropriate to satisfy the requirements of any applicable laws, rules or regulations; and (d) the Participant has undertaken arrangement and satisfaction of any applicable tax withholding obligation.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

SECTION 5.4. Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code for the immediate recognition of income attributable to a Restricted Stock Award, the Participant must provide a copy of the election to the Corporation on or before the date 10 days after filing that election with the Internal Revenue Service.

ARTICLE VI

OTHER STOCK-BASED AWARDS

The Board may grant other Awards based on the Common Stock. The other Awards will have those terms and conditions as the Board may determine, including the grant of shares based upon certain conditions, the grant of securities convertible into Common Stock, and the grant of stock appreciation rights, bonus stock, phantom stock awards or stock units.

ARTICLE VII

GENERAL PROVISIONS APPLICABLE TO AWARDS

SECTION 7.1. Transferability of Awards. Except as the Board may otherwise determine or expressly provide in an Award, a Participant may not Transfer any Awards granted to that Participant, either voluntarily or by operation of law, except to the extent a Transfer of any Award occurs by will or the laws of descent and distribution. However, if the Board adopts a resolution providing its prior consent, a Participant may Transfer Non-Qualified Stock Options to a grantor-retained annuity trust or a similar estate-planning vehicle in which the trust is bound by all provisions of those Options that are applicable to the Participant. References to a Participant, to the extent relevant in the context, include references to authorized Transferees.

SECTION 7.2. Documentation. The Board, or an Officer to whom the Board has delegated authority to grant an Award executing the written instrument, will determine the manner and form of written instrument that will evidence each Award under this Plan.

SECTION 7.3. Additional Award Provisions. To the extent permitted by applicable law, the Board may, in its sole discretion, include terms and conditions in any Award granted under this Plan in addition to those set forth in this Plan if those terms and conditions do not contravene the terms and conditions of this Plan. The additional terms and conditions may include, by way of example but not limitation, restrictions on Transfer, repurchase rights, commitments to pay cash bonuses, to make, arrange for or guarantee loans, to distribute or assign other property to a Participant upon the exercise of an Award, to accelerate or extend the date or dates on which all or any particular Options or Awards granted under this Plan may vest or be exercised, or such other provisions the Board may determine. The terms of each type of Award need not be identical, and the Board need not treat Participants uniformly.

SECTION 7.4. Termination or Change of Relationship. The Board will determine the effect on an Award of a Participant’s Disability, death, retirement, authorized leave of absence, or other change in the Participant’s employment or other status. The Board will also determine the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian, or Designated Beneficiary, may exercise rights under the Award, subject to applicable law and, if applicable, the Code provisions for Incentive Stock Options. However, if a Non-Employee Director ceases to be a member of the Board for any reason other than a For-Cause Event, that Non-Employee Director may, nonetheless, exercise any Non-Qualified Stock Option granted to him or her to the extent that Option was exercisable on the date that he or she ceased to be a member of the Board, and until the expiration of that Option in accordance with this Plan and the pertinent Option Agreement.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

SECTION 7.5. Consequences of an Acquisition or Other Corporate Transactions.

Subsection 7.5.1. Treatment of Acquisition. Unless otherwise expressly provided in the applicable Award, and subject to Subsection 7.5.2 below, upon the occurrence of an Acquisition, the Board or the board of directors of the surviving or acquiring entity (as used in this SECTION 7.5, also the “Board”), must provide for the continuation of all outstanding Awards, or the assumption of those Awards by the surviving or acquiring entity. The Board may effect that continuation or assumption by substituting on an equitable basis for the shares of Common Stock then subject to those Awards any one or more of: (a) the consideration payable with respect to each outstanding share of Common Stock in connection with the Acquisition, net of the Exercise Price; (b) shares of stock of the surviving or acquiring corporation; or (c) other securities or consideration as the Board deems appropriate, the fair market value of which, as determined by the Board in its sole discretion, do not materially differ from the Fair Market Value of the Option Shares subject to those Awards immediately preceding the Acquisition. In addition to the foregoing, the Board may provide, on the same or different bases as the Board specifies, that: (i) the Participant must exercise, in whole or in part, one or more Options then outstanding within a specified number of days of the date of written notice to that effect, at the end of which period those designated Options will terminate; (ii) one or more Options then outstanding, in whole or in part, will terminate in exchange for a cash payment equal to the sum of the excess of the Fair Market Value of the shares subject to those Options over their respective Exercise Prices. If an Option is not vested or is not exercisable other than in exchange for cash payment; the Board may, in its sole discretion, accelerate in full the portion of that Option to be terminated before effecting the termination of the portion of that Option to be terminated. Unless otherwise determined by the Board on the same or different bases as the Board specifies, any prior purchase rights, repurchase rights or other rights of the Corporation pertaining to an Award will continue to apply to consideration, including cash, that has been substituted, assumed, or amended for an Award pursuant to this Subsection. The Corporation may hold in escrow all or any portion of any that substituted consideration to effectuate any continuing restrictions.

Subsection 7.5.2. Acceleration upon an Acquisition. The Board will determine the extent to which, if at all, the unvested portion of any particular Award will vest upon the consummation of an Acquisition. The remaining unvested portion of any Award held by a Participant may also become vested and exercisable in the event of an Acquisition to the extent set forth in: (a) a resolution of the Board; (b) any Award Agreement; or (c) a Participant’s employment offer letter, employment agreement or other agreement, unless it has been superseded by an Award Agreement.

Subsection 7.5.3. Assumption of Options Upon Certain Events. The Board may grant Awards under this Plan in substitution for stock and stock-based awards held by employees, directors or other option holders of another corporation in connection with either a merger or consolidation of the employing corporation with the Corporation or a Subsidiary, or the acquisition by the Corporation or a Subsidiary of property or stock of the employing corporation. The Board may direct that the substitute Awards be granted on those terms and conditions as the Board considers appropriate in the circumstances. Any substitute Awards granted under this Plan will not count against the share limitation in SECTION 3.1 above.

SECTION 7.6. Parachute Payments and Parachute Awards. The Corporation may take reasonable and appropriate actions in its sole discretion to minimize (or eliminate to the extent possible) the impact of any potential excise taxes under Section 4999 of the Code or any similar provision. Without limiting the generality of the foregoing, the Corporation will exercise reasonable efforts to solicit in good faith a vote of stockholders so as to comply with the provisions of the stockholder approval rules under Section 280G(b)(5)(B) of the Code.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

SECTION 7.7. Amendment of Awards. The Board may amend, modify, or terminate any outstanding Award including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, modifying the Exercise Price, and converting an Incentive Stock Option to a Non-Qualified Stock Option. In doing so, the Board will obtain the consent of the Participant holding that Award unless SECTION 7.5 provides or allows otherwise, or unless the Board determines that the action and any related action together would not materially and adversely affect the Participant.

SECTION 7.8. Conditions to Delivery of Certificates and Option Shares. The Corporation will not be obligated to deliver any Option Shares or to remove restrictions from Option Shares previously delivered under this Plan unless and until: (a) all conditions of the Award have been met or removed to the satisfaction of the Corporation, as determined by the Board in its sole discretion; (b) in the opinion of the Corporation’s counsel, all other legal matters in connection with the issuance and delivery of those shares of Common Stock have been fully satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations; (c) the Participant has executed and delivered to the Corporation those representations or agreements that the Board considers appropriate to satisfy the requirements of any applicable laws, rules or regulations; (d) if there is then a separate agreement among the Corporation and its stockholders (a “Stockholders’ Agreement”) in effect and the Participant is not then a party to the Stockholders’ Agreement, and unless otherwise provided by the Board in the approval and grant of an Award, Participant must execute and deliver to the Corporation an agreement by which the Participant joins in and becomes a party to the Stockholders’ Agreement; and (e) the Participant has undertaken arrangement and satisfaction of any applicable tax withholding obligation.

SECTION 7.9. Acceleration. In addition to any potential acceleration of vesting schedules contemplated by SECTION 7.5, the Board may at any time provide that any Options will become immediately exercisable in full or in part, or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be, despite that the foregoing actions may: (a) cause the application of Sections 280G and 4999 of the Code if a change in control of the Corporation occurs; or (b) disqualify all or part of the Option as an Incentive Stock Option. If the time for exercising one or more outstanding Awards is accelerated, including any acceleration effect pursuant to SECTION 7.5, the Board may provide, as a condition to the full exercise of any or all of those Awards, that the Option Shares, the Purchased Shares, or other substituted consideration, including cash, to be issued to the Participant upon exercise be restricted and subject to repurchase by the Corporation, at the option of the Corporation, at the cost of the Option Shares, Purchased Shares, or other consideration upon the termination of the Participant’s employment or other relationship with the Corporation. The timing and other terms of the vesting of that Common Stock or other consideration so restricted will track and parallel the timing and other terms of the original, but superseded, Option.

SECTION 7.10. Legends on Stock Certificates. Until that time that the Option Shares or Purchased Shares, as the case may be, are registered under the Securities Act, all certificates representing any Award or Option granted hereunder, and all certificates representing the Option Shares or the Purchased Shares, as the case may be, issuable upon exercise of an Award, must contain legends substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR DISPOSED OF IN ANY MANNER (COLLECTIVELY, “TRANSFERRED”) IN THE ABSENCE OF: (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE ACT AND STATE LAWS; (II) A ‘NO ACTION’ LETTER OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SALE OR OFFER; (III) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUING CORPORATION THAT REGISTRATION UNDER SUCH ACT IS NOT REQUIRED; OR (IV) AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND STATE LAWS.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED HOLDER OF THE SECURITIES (OR THE PREDECESSOR IN INTEREST TO THE SECURITIES). THAT AGREEMENT IMPOSES CERTAIN RESTRICTIONS ON THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND GRANTS TO THE CORPORATION AND THE OTHER STOCKHOLDERS OF THE CORPORATION CERTAIN PRIOR PURCHASE RIGHTS (RIGHTS OF FIRST REFUSAL) UPON AN ATTEMPTED TRANSFER OF THE SECURITIES AND TO THE CORPORATION CERTAIN REPURCHASE RIGHTS UPON THE OCCURRENCE OF CERTAIN EVENTS. A COPY OF THAT AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS. THE PRIOR PURCHASE RIGHTS AND REPURCHASE RIGHTS ARE BINDING ON TRANSFEREES OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. BY ACCEPTING ANY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE THE PERSON ACCEPTING THAT INTEREST IS DEEMED TO AGREE TO AND BECOME BOUND BY ALL THE PROVISIONS OF THAT AGREEMENT.

In addition, the Corporation will affix to the certificate(s) any legend or legends required by the Stockholders’ Agreement, by state authorities if required by them in connection with the issuance of the Option, Option Shares, or Purchased Shares, and any other legends that the Board may deem appropriate.

ARTICLE VIII

WITHHOLDING

Before the issuance of any Option Shares or Purchased Shares, and if the Participant does not otherwise pay them, the Corporation may either deduct from payments of any kind otherwise due to the Participant of an Award any federal, state or local taxes of any kind required by law to be withheld with respect to any Option Shares or Purchased Shares, or require the Participant to pay those taxes as part of the Exercise Payment. Subject to the prior approval by the Corporation, which may be withheld by the Corporation in its sole discretion, a Participant may elect to satisfy those tax withholding obligations, in whole or in part, by: (a) causing the Corporation to withhold Option Shares or Purchased Shares, as the case may be, otherwise issuable; or (b) delivering to the Corporation shares of Common Stock already owned by the Participant. The shares so withheld or delivered must have an aggregate Fair Market Value equal to the amount of the withholding obligation to be satisfied by those Option Shares or Purchased Shares, as the case may be. A Participant who has made an election pursuant to this ARTICLE may only satisfy his or her withholding obligation with shares of Common Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Corporation may, to the extent permitted by law, deduct any of those tax obligations from any payment of any kind otherwise due to a Participant.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

ARTICLE IX

PRIOR PURCHASE RIGHT (RIGHT OF FIRST REFUSAL)

If a Stockholders’ Agreement is then extant, and if a Participant is a party to the Stockholders’ Agreement to which any Option Shares or Purchased Shares held by that Participant are subject, and if the Stockholders’ Agreement provides the Corporation and other stockholders under the Stockholders’ Agreement a right corresponding to the Prior Purchase Right provided herein with respect to the proposed Transfer of the pertinent Option Shares or Purchased Shares, as the case may be, the Stockholders’ Agreement will supersede this ARTICLE with respect to those Option Shares or Purchased Shares, as the case may be, and will control their proposed Transfer in all respects. “Target Shares” means the Option Shares or Purchased Shares, or any beneficial interest therein, that an Owner intends to Transfer. “Transfer” includes, without limitation, any sale, transfer, assignment, pledge, encumbrance or other disposition, for value or not, including those by operation of law or other involuntary transfer, such as death or divorce. “Owner” means the Participant who received, purchased, or otherwise acquired the Option Shares or Purchased Shares, or any beneficial interest therein, that are the intended subject of a Transfer, and all subsequent holders of the Target Shares who derive their chain of ownership through a permitted Transfer from the Participant in accordance with this Plan or the pertinent Award Agreement.

SECTION 9.1. Grant of Prior Purchase Right. Unless the Board otherwise elects in granting or issuing any Award under this Plan, all Target Shares are subject to the Corporation’s first right to purchase the Target Shares that the Participant may seek to Transfer to another pursuant to this SECTION. Before an Owner may Transfer any Target Shares, other than a Transfer pursuant to Subsection 9.1.6 below, the Owner must first offer to sell the Target Shares to the Corporation or its designees in the manner provided in this SECTION, and grant the Corporation the right to purchase the Transfer Shares.

Subsection 9.1.1. Notice of Intended Disposition. If the Owner desires to Transfer the Target Shares to a third party, pursuant to a bona fide arrangement, the Owner must promptly:

(a) deliver to the Secretary of the Corporation written notice (the “Disposition Notice”) stating: (i) the Owner’s intent to Transfer the Target Shares; (ii) the name of each proposed Transferee; (iii) the number of the Target Shares; (iv) the bona fide cash price or other consideration for the proposed Transfer of the Target Shares, and any other significant terms and conditions of the proposed arrangement; and (v) that the Owner offers the Target Shares to the Corporation or its designee(s) pursuant to this SECTION on the same terms described in the notice; and

(b) provide satisfactory proof and documentation that the proposed Transfer satisfies any requirements or conditions of law and, in particular, the requirements of any securities laws, state and federal.

In the case of a Transfer by operation of law or other involuntary transfer, including death or divorce, the person to whom those Target Shares are Transferred must promptly notify the Secretary of the Corporation of the Transfer, and otherwise comply with the requirements of this Subsection. If the proposed Transfer is a gift, property settlement, or other transfer in which the proposed transferee is not paying consideration for the Target Shares, the consideration to be paid by the Corporation or its designee(s) under this SECTION for each Target Share will be its Fair Market Value on the Transfer date.

Subsection 9.1.2. Exercise of Prior Purchase Right. The “Exercise Period” is the period beginning on the date on which the Corporation or its designee(s) receive the Disposition Notice and ending on the date 30 days later. Anytime during the Exercise Period, the Corporation or its designee(s) will have the right to purchase any or all of the Target Shares specified in the Disposition Notice upon substantially the same terms and conditions specified in the Disposition Notice (the “Prior Purchase Right”). The Corporation or its designee(s) may exercise the Prior Purchase Right by delivering written notice (the “Prior Purchase Exercise Notice”) to the Owner before the expiration of the Exercise Period. If the Prior Purchase Right is exercised for all the Target Shares specified in the Disposition Notice, then the Corporation (or its designees) must consummate the repurchase of the Target Shares on or before the date 5 business days after delivery of the Prior Purchase Exercise Notice (the “Prior Purchase Closing”) at a time and place agreeable to the Corporation and the Owner. At the Prior Purchase Closing, the Owner must deliver to the Corporation or its designees the certificates representing the Target Shares to be purchased if those certificates are in the Owner’s possession or control. Each certificate must be properly endorsed for transfer. Concurrent with its receipt of the certificate(s), the Corporation or its designee(s) must deliver the consideration for the Target Shares in the amount specified in the Disposition Notice. At its option, the Corporation or its designee(s) may pay the consideration in cash by corporate check, or by cancellation of all or any portion of any outstanding indebtedness of the Owner to the Corporation or its designee(s), or by any combination or order of those as the Corporation deems appropriate. If the Corporation or its designee(s) timely complies with the requirements for the Prior Purchase Closing, then from and after that time, the Owner Transferring the Target Shares to the Corporation will no longer have any rights as a holder of those Target Shares other than the right to receive payment of the consideration for those Target Shares. At that time, the Corporation or its designee(s) will be deemed the owner and holder of those Target Shares whether or not the certificates representing the Target Shares have been delivered.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

Subsection 9.1.3. Non-Cash Consideration. If the purchase price specified in the Disposition Notice is payable either in property other than immediately available funds or evidence of indebtedness, the Corporation or its designee(s) may pay the purchase price in immediately available funds equal in amount to the value of that property. If the Owner and the Corporation or its designee(s) cannot agree on the cash value of that property on or before the date 10 days after the Corporation’s receipt of the Disposition Notice, the Owner and the Corporation or its designee(s) must select an appraiser of recognized standing who will determine the cash value of that property. If they cannot agree on an appraiser on or before the date twenty days after the Corporation’s receipt of the Disposition Notice, each must select an appraiser of recognized standing and the two appraisers must designate a 3rd appraiser of recognized standing, whose appraisal will be determinative of the cash value of that property. The Owner and the Corporation or its designee(s) will equally share the cost of that appraisal. The Prior Purchase Closing will then be held on the later of the 5th business day following delivery of the Prior Purchase Exercise Notice, or the 15th day after the appraiser determines the cash value of the property.

Subsection 9.1.4. Waiver or Failure to Timely Exercise. If the Corporation or its designee(s) does not timely give the Prior Purchase Exercise Notice to the Owner, or if the Corporation or its designee(s) expressly elects not to exercise the Prior Purchase Right, the Owner must consummate the Transfer of the Target Shares on or before the date 30 days after the expiration of the Exercise Period or the date of the Corporation’s election not to exercise the Prior Purchase Right. The terms and conditions (including the purchase price) of that Transfer may not be more favorable to the third-party purchaser than those specified in the Disposition Notice. Compliance with the foregoing does not relieve the Owner of any obligation under applicable federal or state securities laws. The terms and provisions of this Plan will continue to apply to the Target Shares held by the third-party purchaser. If the Owner does not timely consummate that Transfer of the Target Shares to a third party, the Corporation’s Prior Purchase Right will continue to apply to any proposed subsequent Transfer of the Target Shares by the Owner until the Prior Purchase Right expires as provided in SECTION 9.1.7.

Subsection 9.1.5. Partial Exercise of Prior Purchase Right. If the Corporation or its designee(s) timely exercises the Prior Purchase Right with respect to a portion, but not all, of the Target Shares specified in the Disposition Notice, the Owner will have the option, exercisable by written notice to the Corporation delivered on or before the date 30 days after the date of the Disposition Notice, to consummate the Transfer of the Target Shares pursuant to one of the following alternatives: (a) Transfer of all the Target Shares to a third party in compliance with Subsection 9.1.4, as if the Corporation did not exercise the Prior Purchase Right; or (b) sell to the Corporation or its designee(s) of the portion of the Target Shares which the Corporation or its designee(s) has elected to purchase, substantially in conformity with Subsections 9.1.2 and 9.1.3. If the Owner fails to deliver timely notification to the Corporation, the Owner will be deemed to have elected to Transfer the Target Shares pursuant to alternative (a) above. If the Owner elects alternative (b) above, and if the Secretary is holding the certificate(s) representing the Target Shares in escrow, the Corporation will issue certificates representing the Target Shares to reflect the different holders thereof, although the Secretary will continue to hold in escrow the certificates representing the Purchased Shares that the Corporation has not elected to purchase.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

Subsection 9.1.6. Exception for Certain Transfers. The Board may, in its discretion, determine that the Prior Purchase Rights do not apply to a Transfer (an “Exempt Transfer”) of Option Shares or Purchased Option Shares during the Owner’s lifetime, or upon an Owner’s death by will or intestacy, to: (a) the Owner’s spouse, child, father, mother, brother, sister, father-in-law, mother-in-law, brother-in-law, sister-in-law, grandfather, grandmother, grandchild, cousin, aunt, uncle, niece, nephew, stepchild;, (b) to a grantor-retained annuity trust or similar estate-planning vehicle controlled by the Employee for the benefit of the Employee or any of the foregoing family members, to a trust if, under Section 671 of the Code and applicable state law, the Purchaser is considered the sole beneficial owner of the Option Shares or Purchased Shares while held in trust; or (c) an entity as a charitable contribution or gratuitous Transfer (any of the foregoing, an “Exempt Transferee”). However, for each Exempt Transfer, and before or upon the effective date of the Exempt Transfer, the Exempt Transferee must agree in writing to receive and hold the Transferred Option Shares or Purchased Shared, as the case may be, subject to this Plan. If the Exempt Transferee fails to so agree, then the Exempt Transfer will be null and void, have no effect, and may be disregarded by the Corporation.

SECTION 9.2. Repurchase Option. The Board may elect to subject the purchase of any Purchased Shares under a Restricted Stock Award or Purchase Agreement to the Corporation’s right to repurchase the Purchased Shares upon the occurrence of a Repurchase Event. In that event, the Corporation’s right will be governed by this SECTION and the Award or Purchase Agreement.

Subsection 9.2.1. Generally; Purchased Shares Subject to Repurchase Option. Unless otherwise set forth in any applicable Restricted Stock Award, if, with respect to a given Participant, a Repurchase Event occurs, then the Corporation may repurchase from the Participant, or his or her legal representative, as the case may be, all or a portion of the Participant’s Purchased Shares regardless of whether that Participant is then still employed or engaged by, or otherwise has a relationship with the Corporation (the “Repurchase Option”). The Corporation must exercise the Repurchase Option on or before the date 180 days (or a lesser time period if the Restricted Stock Award so specifies) after the date on which the Corporation receives actual knowledge of the occurrence of a Repurchase Event (the “Repurchase Period”), by giving the Participant, or his or her legal representative, as the case may be, written notice of its intention to exercise the Repurchase Option on or before the last day of the Repurchase Period (the “Repurchase Notice”). The Repurchase Option, and any right of the Corporation to payment, are rights of the Corporation in addition to all other rights of the Corporation and remedies available to the Corporation, whether at law or in equity. Upon the Corporation receiving actual knowledge of the occurrence of any Repurchase Event, all Awards to acquire Common Stock granted to that Participant will immediately terminate and will no longer be exercisable to any extent whatsoever. The Corporation may, in exercising the Repurchase Option, designate one or more nominees to purchase the Purchased Shares either within or without the Corporation, including any stockholders, directors, officers or employees of the Corporation, or any other individual or entity of the Corporation’s choosing.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

If the Corporation does not exercise its Repurchase Option for any Purchased Shares, the Participant and his or her successor in interest, if any, will hold those Purchased Shares in his or her possession subject to this Plan, including the Prior Purchase Right and any provisions providing for the Secretary to hold the certificate(s) representing the Purchased Shares in escrow as provided in this Plan.

Subsection 9.2.2. Price Paid for Purchased Shares; Closing Procedures. The Corporation may exercise its Repurchase Option by tendering, on or before the last day of the Repurchase Period, to the Participant, or his or her legal representative, or delivering to an escrow account for the benefit of the Participant, or his or legal representative, an amount equal to:

(a) in the case of the occurrence of a Repurchase Event described in Subsection 9.2.4(a), (b) or (c), subject to any adjustment as provided in SECTION 3.2: (i) for Purchased Shares that are not then vested, the price originally paid by the Participant to the Corporation for each Purchased Share to be repurchased by the Corporation under this SECTION that is not vested; and (ii) for Purchased Shares that are then vested, the greater of the price originally paid by the Participant to the Corporation for each Purchased Share to be repurchased by the Corporation or the Fair Market Value for each Purchased Share to be repurchased by the Corporation;

(b) in the case of the occurrence of a Repurchase Event described in Subsection 9.2.4(d), (e) or (f), the price originally paid by the Participant to the Corporation for each Purchased Share to be repurchased by the Corporation under this SECTION; or

(c) the amount specified in the particular Restricted Stock Award, as the Board may determine.

The Fair Market Value of each Purchased Share to be repurchased by the Corporation that is vested will be determined as of the date of the Repurchase Event, the date the Corporation receives actual knowledge of the occurrence of the Repurchase Event, or the date of termination of the Participant’s employment, engagement, or relationship with the Corporation, as the Board may decide. Concurrent with the Corporation’s tender as provided above, the Participant, or his or her legal representative, must deliver to the Corporation duly endorsed stock certificate(s) then in the Participant’s possession or control representing the Purchased Shares for which the Corporation has exercised its Repurchase Option. The Purchased Shares repurchased by the Corporation hereunder must be, at the time of delivery to the Corporation by that Participant, free and clear of all liens, charges, and encumbrances. If the Participant fails to deliver the stock certificate(s), or fails to deliver them free and clear of all liens, charges, and encumbrances, the Corporation may instruct its transfer agent to take any action that may be necessary to remove the requisite number of shares of Common Stock registered in the Participant’s name from the books and records of the Corporation. The Board or, in the case of an employee that is not an executive officer, the President may waive or modify the provisions of this SECTION with respect to any individual Participant, with regard to the facts and circumstances of any particular situation involving a determination under this SECTION.

Subsection 9.2.3. Insufficient Number of Purchased Shares. If, at the time the Corporation wishes to exercise its Repurchase Option, the Participant ceases to own a sufficient number of Purchased Shares acquired by him or her under this Plan to satisfy the Corporation’s Repurchase Option, the Participant must deliver to the Corporation, for each Purchased Share that is the subject of the Repurchase Option and is not available for repurchase because it has been sold or transferred, an aggregate cash amount, if positive, equal to the difference between the Fair Market Value of each Purchased Share sold or transferred by the Participant and the price originally paid by the Participant to the Corporation for each Purchased Share so sold or transferred by the Participant, as adjusted pursuant to SECTION 3.2. The Fair Market Value of each Purchased Share sold or transferred by the Participant will be determined as of the date of its actual sale or transfer. The foregoing obligations of the Participant are in addition to any other obligations of the Participant to satisfy the Corporation’s exercise of its Repurchase Option of Purchased Shares available for repurchase.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

Subsection 9.2.4. Corporation’s Right to Exercise Repurchase Option. The Corporation may exercise its Repurchase Option if any of the following events (each, a “Repurchase Event”) occurs:

(a) the receivership, bankruptcy or other creditor’s proceeding regarding the Participant or the taking of any of the Participant’s Purchased Shares by legal process, such as a levy of execution;

(b) distribution of shares held by the Participant to his or her spouse as such spouse’s joint or community interest pursuant to a decree of dissolution, operation of law, divorce, property settlement agreement or for any other reason, except as may be otherwise permitted by the Corporation;

(c) except as provided in (d), (e) or (f) below, the termination of the Participant’s business relationship with the Corporation or a Subsidiary, whether voluntarily or involuntarily, for any reason, including death or Disability, or whether in connection with a termination before the consummation of a public offering of shares of Common Stock or before an Acquisition of the Corporation by a third party, where the Corporation is the target of the Acquisition; or

(d) termination of the Participant’s business relationship with the Corporation or a Subsidiary, whether voluntarily or involuntarily, for any reason where, on or before the last day of the Repurchase Period, the Participant becomes an employee or consultant of, or otherwise provides services to, an entity the Board reasonably determines is the Corporation’s competitor;

(e) the violation or threatened violation of any noncompetition, non-solicitation, nondisclosure, or intellectual property assignment covenant between the Participant and the Corporation or its Subsidiary or for the benefit of the Corporation or its Subsidiary; and

(f) the termination of the Participant’s business relationship with the Corporation based on the occurrence of a For-Cause Event.

SECTION 9.3. Expiration. The rights granted to the Corporation under this ARTICLE will expire and cease to have effect upon the earliest to occur of: (a) the first date on which the Corporation becomes a subject to the reporting requirements of the Exchange Act pursuant to Section 12(g) of the Exchange Act; (b) the effective date of a registration statement filed under the Securities Act in connection with the firm commitment, underwritten public offering of the Corporation’s Common Stock covering the offer and sale of the Corporation’s Common Stock; or (c) any other date that the Board may specify in the pertinent Award Agreement.

ARTICLE X

LOSS OF EXERCISE RIGHT

If a Participant’s employment, engagement, or business relationship with the Corporation is terminated because of the occurrence of a For-Cause Event, any Awards granted to that Participant and not then exercised will concurrently terminate, unless the Board determines otherwise, and any rights that might have otherwise been exercised in connection with those Awards will not be exercisable to any extent whatsoever. The Board or, in the case of employees or other persons (including consultants and advisors) who are not executive officers, the President will determine, in each case, if the termination is based on the occurrence of a For-Cause Event. The Board or, in the case of an employee that is not an executive officer, the President may waive or modify the provisions of this Section with respect to any individual Participant, with regard to the facts and circumstances of any particular situation involving a determination under this ARTICLE.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. No Right to Employment or Other Status. No person has any claim or right to be granted an Award. The grant of an Award may not be construed as giving a Participant the right to continued employment, or any other relationship, with the Corporation. The Corporation expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under this Plan (except as otherwise set forth in any Award or other agreement with the Participant).

SECTION 11.2. No Rights As Stockholder. Subject to the provisions of each Award, no Participant or Designated Beneficiary has any rights as a stockholder of the Corporation with respect to any Purchased Shares or Option Shares until the Participant or Designated Beneficiary actually becomes the record holder of the Purchase Shares or Option Shares, as the case may be.

SECTION 11.3. Amendments of Plan and Award Agreements. The Board may amend, suspend, or terminate this Plan or any portion thereof at any time subject, in the case of amendments, to any applicable statutory or regulatory requirements to obtain stockholder approval when and if so required. In addition, the Board may supplement or amend any Award or Award Agreement in any manner not inconsistent with this Plan.

SECTION 11.4. Dispute Resolution; Attorneys’ Fees. The Board’s interpretations and applications of this Plan are final and binding on all Participants and the Corporation. If, notwithstanding the Board’s final and binding interpretation or application, a Participant disputes the Board’s interpretation or application of this Plan, then by accepting any Award under this Plan, each Participant, for itself and in respect of its property, irrevocably consents and submits to the following dispute resolution process, and waives any objection or defense, including without limitation any objection or defense based on lack of personal jurisdiction, exemption or immunity from attachment, forum non conveniens or improper venue, which it may now or hereafter have to the bringing of any proceedings in courts.

Subsection 11.4.1. Coordination with Stockholders’ Agreement. If a Stockholders’ Agreement is then extant, and if a Participant is a party to the Stockholders’ Agreement, the dispute resolution provisions of the Stockholders’ Agreement will govern all disputes arising under this Plan between the Participant and the Corporation. If no Stockholders’ Agreement is then extant, or if no dispute resolution provisions of the Stockholders’ Agreement is then in place or applied to this Agreement as provided in the immediately preceding sentence, then the following dispute resolution process will apply.

Subsection 11.4.2. Procedure. Either the Corporation or the Participant may seek resolution of any dispute first through mediation by an independent and neutral third party selected by the parties, or selected by independent nominees of each party. The mediation must be conducted within 20 days after the dispute is first submitted to mediation and must take place in Tucson, Arizona. The mediation will be conducted under rules agreed upon by the parties or, if no such agreement is reached, then under the Model Procedure for Mediation of Business Disputes issued by the International Institute for Conflict Prevention & Resolution (“IICPR”). The parties must equally share the costs of negotiation and mediation and must each bear its own expenses, including attorneys’ fees, in connection with the negotiation and mediation. If the mediation fails to resolve the matter on or before the date 90 days after the date of a party’s written request for mediation, either party may submit the dispute to final and binding arbitration conducted in Tucson, Arizona in accordance with the arbitration rules of the IICPR. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction over a party. The prevailing party in the arbitration is entitled to recover all of its costs and attorneys’ fees incurred in the arbitration, including any and all appeals or petitions from any proceeding. The prevailing party will be determined by the arbitrator(s) based on which party succeeds in obtaining the relief, or in successfully obtaining or securing more of the relief it sought than that sought by the opposing party.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

SECTION 11.5. Governing Law. This Plan and all Awards made hereunder are governed by, and interpreted in accordance with, the internal laws of the State of Delaware, without regard to the laws of Delaware pertaining to the conflicts of law.

SECTION 11.6. Documentation of Awards. Awards will be evidenced by Award Agreements prescribed by the Board from time to time, and executed by both the Participant and the Corporation.

SECTION 11.7. Lock-up for Public Offerings. If the Corporation proposes to offer for sale to the public any shares of Common Stock pursuant to a public offering, and if so requested by the Corporation and any underwriter engaged by the Corporation, each Participant and Transferee of an Award, Option Shares, or Purchased Shares may not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any securities of the Corporation held by him, her or them (except for securities sold pursuant to such registration statement) or enter into any “Hedging Transaction” relating to any securities of the Corporation (including under Rule 144 under the Securities Act or any successor similar rule of exemption hereinafter in effect) held by him, her or them for such period following the effective date of the registration statement of the Corporation filed under the Securities Act with respect to such offering, as the Corporation or underwriter may specify reasonably and in good faith, not to exceed 210 days in the case of the Corporation’s initial public offering or 90 days in the case of any other follow-on offering (the “Lock-Up Period”).

SECTION 11.8. Spouse as Joint Holder. If the Participant is married at the time the Award is exercised, the Participant may request at that time to have the certificate or certificates for the Option Shares or Purchased Shares, as the case may be, registered in the name of the Participant and the Participant’s spouse, jointly, with right of survivorship, or as community property, as the laws of the Participant’s state of residence may allow.

SECTION 11.9. Non-exclusivity of this Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Corporation may be construed as creating any limitations on the power of the Board to adopt other incentive arrangements as it may deem desirable. Those other arrangements may include, without limitation, arrangements involving the grant of stock options, restricted stock, stock appreciation rights, or phantom stock other than under this Plan. Those other arrangements may be either applicable generally or only in specific cases.

SECTION 11.10. Indemnification of the Board and those Acting Under Authority of the Board. Without limiting any other rights of indemnification that they may have from the Corporation, the Corporation must indemnify members of the Board, and those acting under direction or authority of the Board in connection with the administration of this Plan, against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, this Plan or any Award granted under this Plan or any Option Shares or Purchased Shares issued pursuant to an Award, (collectively, a “Claim”) and against all amounts paid by them in settlement of a Claim, if the settlement is approved by the Corporation or its legal counsel, or paid by them in satisfaction of a judgment in any that action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any Claim, the Board or person(s) delegated with authority under this Plan must notify the Corporation in writing, giving the Corporation an opportunity, at its own expense, to handle and defend the same before the Board or that person undertakes to handle it on his or her own behalf. This SECTION does not give members of the Board or the Committee greater rights than they would have under the Corporation’s by-laws or Delaware law.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

SECTION 11.11. Registration Under the Securities Act. If the Corporation considers it necessary or desirable to register under the Securities Act or other applicable state statues any Option Shares or Purchased Shares, or to qualify any Option Shares or Purchased Shares for exemption from the Securities Act or other applicable state statutes, then the Corporation will take that action at its own expense. The Corporation may require from each recipient of an Award, or each holder of Option Shares or Purchased Shares, such information in writing for use in any registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Corporation and its officers and directors from such holder against all losses, claims, damage and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

SECTION 11.12. State Securities and Blue-Sky Laws. The Board may add addendums to this Plan that may supplement, supersede from, or otherwise modify provisions of this Plan as it applies to particular Participants if the addition, deletion, or modification is necessary to comply with any laws, including securities laws, of the state of residence of the particular Participant. Any addendum need not be approved by the stockholders of the Corporation although if any approval is required by applicable law, including without limitation, Section 422 of the Code, the approval of the stockholders of this Plan as originally constituted on the date of their original approval is deemed to be an approval of any addendum that the Board may, in good faith, consider necessary or desirable to comply with the securities laws of those states.

SECTION 11.13. Addresses and Notices. All notices, requests, consents, demands and other communications provided in this Plan must be in writing and will be deemed to have been made or given: (a) on the date delivered, if personally delivered; (b) if sent in Electronic Form at the date and time of transmission as indicated on the received transmission if sent during normal business hours of the notified party, or if not, on the next business day; (c) on the date three business days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (d) on the date one day after deposit with a nationally recognized overnight courier, specifying overnight delivery, with written verification of receipt. All notices to the Corporation must be addressed to the Corporation at its principal place of business or any other address specified in the pertinent Award Agreement, and all notices to a Participant must be addressed to notice at the address indicated for the Participant in the Corporation’s records or any other address specified in the pertinent Award Agreement. The Corporation or Participant may change it address for notice by giving the other 10 days’ advance written notice under this SECTION. Notice of change of address will be effective only if done in accordance with this SECTION.

ARTICLE XII

RULES OF INTERPRETATION

SECTION 12.1. Interpretation and Governance Hierarchy. This Plan and its Exhibits and addendums, the Corporation’s Certificate of Incorporation, as it may be amended from time to time, (the “Incorporation Certificate”), and, if any, the Stockholders’ Agreement: (a) are complementary; (b) should be read together to avoid inconsistent interpretations; and (c) should be interpreted so as to yield harmonious and consistent intents and interpretations in accord with the intents and purposes of this Plan. However, if any provisions of those documents cannot be read in any manner other than a manner that produces an irreconcilable conflict between or among them, the following hierarchy of precedence will control for purposes of interpreting and applying the provisions of this Plan: (1) first, the Incorporation Certificate; (2) second, the Stockholders’ Agreement, if any; (3) third, this Plan; and (4) fourth, any Exhibits and addendums to this Plan. For the avoidance of doubt, if any document that stands in higher priority is silent with regard to a particular matter, then, with regard to that matter, that silence will be deemed permissive with regard to provisions addressing that matter in any subsidiary document.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

SECTION 12.2. Interpretation of the Term “Include.” The term “include” (and its conjugated verb or cognate noun forms) means “to include without limitation” and “to include but not limit to,” regardless of whether the words “without limitation” or “but not limited to” or their equivalent actually follow it.

SECTION 12.3. Conjugated Verb Forms and Cognate Noun Forms of Terms. If a word or phrase is defined, its other grammatical forms, such as any conjugated verb form or cognate noun form, have a corresponding meaning. If a word or phrase is not initially-capitalized, then the word or phrase must be interpreted in accordance with its commonly used meaning, although any words or phrases that have well-known technical or trade meanings must be interpreted in accordance with that meaning.

SECTION 12.4. Gender and Number. Whenever used in this Plan: (a) the singular includes the plural, and the plural include the singular; (b) any masculine, feminine or gender-neutral pronoun includes the other and any trust, partnership, limited liability company, firm, or corporation, all as the context and meaning of this Plan may require.

SECTION 12.5. Headings. The headings of the various ARTICLES, SECTIONS and Subsections of this Plan are used solely for the convenience of the parties, do not form a part of this Plan and are not intended to affect the interpretation or meaning of this Plan or to define, limit, extend or describe its scope or intent.

SECTION 12.6. Computation of Time. In computing any period of time specified in this Plan, the day or date of the act, notice, event, or default from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday ,or federal holiday in the United States, in which event the period runs until the end of the next day which is not a Saturday, Sunday or federal holiday. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years, unless otherwise indicated. All references to “business days” or “working days” are references to days that are not a Saturday, Sunday, or federal holiday.

ARTICLE XIII

DEFINITIONS

“Acquisition” means:

(a) any merger, business combination, consolidation or purchase of outstanding capital stock of the Corporation in a business combination after which the voting securities of the Corporation outstanding immediately before that event represent less than 50% of the combined voting power of the voting securities of the Corporation or the surviving or acquiring entity, as the case may be, outstanding immediately after that event (other than as a result of a financing transaction not entered into in connection with, or in anticipation with, any of the foregoing);

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

(b) any sale of all or substantially all of the capital stock or assets of the Corporation (other than in a spin-off or similar transaction);

(c) the liquidation or dissolution of the Corporation; or

(d) any other form of business combination or acquisition of the business of the Corporation in which the Corporation is the target of the acquisition, as reasonably determined by the Board.

For the avoidance of doubt, an “Acquisition” includes a Deemed Liquidation Event as defined in the Incorporation Certificate.

“Code” means the Internal Revenue Code, as amended, and any regulations promulgated thereunder.

“Corporation,” mean NuvOx Therapeutics, Inc., a Delaware corporation, and for purposes of eligibility under and applicability of this Plan, includes any present or future subsidiary corporations of NuvOx Therapeutics, Inc., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of the Corporation, as defined in Section 424(e) of the Code.

“Disabled” (and its cognate noun and conjugated verb forms) is given the same meaning as under Section 22(e)(3) of the Code, which provides that an individual is totally and permanently disabled if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period not less than 12 months.

“Electronic Form” means a document in the form of facsimile or electronic mail or portable document format (.pdf) form, or any other electronic means or forms intended to preserve the original graphic and pictorial appearance of a document.

“Employee,” for purposes of eligibility under this Plan, includes a person to whom an offer of employment has been extended by the Corporation and who has actually commenced employment with the Corporation, whether full or part-time status.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Fair Market Value” of each share of Common Stock on any date means:

(a) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange;

(b) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market, if the Common Stock is not then traded on a national securities exchange;

(c) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market; or

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

(d) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Board after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length, revenues and operating earnings of the Corporation for the most recent twelve-month period, projected revenues and operating earnings of the Corporation for the next twelve-month period, discounted positive cash flow of the Corporation, the nature and timing of any product releases and product shipments, generation of significant orders, cash flow from operations, consummation of relationships with strategic partners, the book value of the Corporation’s assets as recorded on the most recently prepared balance sheet of the Corporation, the price/earnings multiples of comparable publicly traded companies (and adjusted for any illiquidity associated with the Corporation’s Common Stock), and appropriate consideration of the senior rights, preferences and privileges of classes of preferred stock outstanding, and other pertinent factors determined by the Board.

The Board’s determination is conclusive as to the Fair Market Value of the Common Stock.

“For-Cause Event” with respect to a given Participant means any one or more of the following:

(a) the Participant’s gross misconduct that results in loss, damage or injury to the Corporation, its goodwill, business or reputation;

(b) the Participant’s commission of an act of embezzlement, fraud or breach of fiduciary duty that results in loss, damage or injury to the Corporation, its goodwill, business or reputation;

(c) the Participant’s unauthorized disclosure or misappropriation of any trade secret or confidential information of the Corporation or any third party that has a business relationship with the Corporation;

(d) the Participant’s commission of an act that constitutes a material inducement to any customer or prospective customer of the Corporation to breach a contract with the Corporation or to decline to do business with the Corporation;

(e) the conviction of the Participant of a felony that materially interferes with that Participant’s ability to perform his or her services for the Corporation, or which results in loss, damage or injury to the Corporation, its goodwill, business or reputation;

(f) the Participant’s violation (or threatened violation), in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment-of-inventions covenant or agreement between that Participant and the Corporation;

(g) the Participant’s direct or indirect conduct of a business or other commercial activity that is or may be competitive with the business that the Corporation then conducts if the Participant conducts that business during the period of his or her employment, engagement or relationship with the Corporation, or for a period of one year after the termination of his or her employment, engagement or relationship for any reason;

(h) the Participant’s attempted or successful solicitation, diversion or taking, directly or indirectly, of any of the customers, business or prospective customers of the Corporation, and with whom the Participant had contact or about whom the Participant gained confidential information, on behalf of an enterprise or entity whose business then competes with the business of the Corporation if the Participant does so during the period of the Participant’s employment, engagement or relationship with the Corporation, or for a period of one year after the termination of his or her employment, engagement or relationship for any reason. A prospective customer includes any person or entity being solicited by the Corporation during the time the Participant was employed or engaged by the Corporation;

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

(i) the Participant’s attempted or successful solicitation, recruiting or hiring, directly or indirectly, of any employee of the Corporation if the Participant does so during the period of his or her employment, engagement or relationship with the Corporation, or for a period of one year after the termination of his or her employment, engagement or relationship for any reason.

If the Participant is a party to an employment agreement that defines “For-Cause Event,” the definition in that employment agreement will control to the extent of any conflict.

“Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

Adopted by the Board of Directors on: June 28, 2023

Approved by the stockholders effective on: ___________________, 2023

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

California Resident Employee Addendum

This Addendum to this Plan applies to all Awards granted under this Plan to Participants located in and providing services to the Corporation or its Subsidiaries in California until the date on which the Common Stock becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. All initially-capitalized terms, to the extent not defined herein, have the same meanings as in the Plan.

SECTION A1.1. Exercise Price. The exercise price per share for the Common Stock covered by an Option will be determined by the Board at the time the Option is granted. If an Option is: (a) a Non-Qualified Stock Option, the per share exercise price may not be less than 85% of the Fair Market Value of a share of Common Stock on the date the Option is granted; (b) an Incentive Stock Option, the per share exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted; or (c) granted to a “10% Owner Optionee”, the per share exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted. However, any Option (whether an Incentive Stock Option or a Non-Qualified Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if that Option is granted pursuant to an assumption or substitution for another stock option in a manner qualifying under the provisions of Section 424(a) of the Code. As used herein, a “10% Owner Optionee” means an individual who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Corporation or of its Parent or any Subsidiary.

SECTION A1.2. Purchase Price. The per share purchase price for any shares of Common Stock purchased pursuant to a Restricted Stock Award or other stock Award must be at least 85% of the Fair Market Value of the Common Stock at the time the participant is granted the Restricted Stock Award or other stock Award or at the time the purchase is consummated. However, if the Restricted Stock Award or other stock Award is granted to a 10% Owner Optionee, the per share purchase price must be 100% of the Fair Market Value of the Common Stock at the time the participant is granted such Award or at the time the purchase is consummated.

SECTION A1.3. Exercisability and Option Term. Options are exercisable at those times, whether or not in installments, as the Board determines and as set forth in the pertinent Option Agreement. With the exception of Employees of the Corporation or its Subsidiaries, no Participant may exercise an Option at a rate less than 20% per year over a period of 5 years from the date of grant of that Option, subject to the Participant’s continued employment or business involvement with the Corporation or its Subsidiaries. No Participant may exercise an Option on or after the 10th anniversary of the date of grant of that Option or, in the case of a 10% Owner Optionee who is granted an Incentive Stock Option, that Incentive Stock Option may not be exercised on or after the 5th anniversary of the date of grant.

SECTION A1.4. Termination of Service Relationship. If a Participant’s service relationship with the Corporation terminates, that Participant may thereafter exercise his, her or its Option, to the extent that it was vested and exercisable on the date of such termination, until the date specified below. Any portion of the Option that is not exercisable on the date of termination of that service relationship will immediately expire and be null and void. Once any portion of the Option becomes vested and exercisable, the Participant’s right to exercise that portion (or the Participant’s representatives and legatees as applicable) upon termination, if any, of the Participant’s service relationship will continue until the earliest of:

(a) the date that is: (i) 6 months after the date on which the Participant’s service relationship terminates due to death or Disability (or a longer period of time as set forth in this Plan or otherwise determined by the Board, and set forth in the applicable Option Agreement); or (ii) 30 days after the date on which the Participant’s service relationship terminates if the termination is due to any other reason (or such longer period of time as determined by the Board and set forth in the applicable option agreement); or

(b) the Expiration Date set forth in the Option Agreement.

NuvOx Therapeutics, Inc. Amended and Restated 2023 Equity Incentive Plan

However, an Option Agreement may provide that, if the Participant’s service relationship is terminated because of the occurrence of a “For-Cause Event” (as defined in the Option Agreement), the Option will terminate immediately and be null and void upon the date of the Participant’s termination and may not thereafter be exercisable. For purposes of this SECTION A1.3, “Disability” for purposes of this Addendum means the inability of the Participant, in the opinion of a qualified physician acceptable to the Corporation, to perform the major duties of the Participant’s position with the Corporation or its Subsidiary because of the sickness or injury of the Participant.

SECTION A1.5. Non-Transferability of Options. No Participant may Transfer an Option otherwise than by will or the laws of descent and distribution or, if the Board approves beforehand, by instrument to certain trusts for the benefit of the Participant or certain family members. Only the Participant, during the Participant’s lifetime, or the Participant’s legal representative or guardian if the Participant is incapacitated may exercise any Options shall be exercisable.

SECTION A1.6. Provision of Information. At least annually, each Participant will receive financial statements of the Corporation, although the Corporation need not provide that information to key employees whose duties in connection with the Corporation assure them access to equivalent information.

SECTION A1.7. Repurchase Rights/Right of First Refusal. Purchased Shares and Option Shares may be subject to a prior purchase right (right of first refusal), one or more repurchase rights, or other conditions and restrictions as determined by the Board and set forth in the Plan and the applicable Award Agreement. The Corporation may assign to any person at any time any repurchase right it may have, whether or not the Corporation may then exercise that right.

Subsection A1.7.1. Repurchase Right. Any repurchase right for Purchased Shares and Option Shares will be at the purchase price set forth in this Plan or the Award agreement. The right to repurchase at the original purchase price must lapse at a rate of at least 20% per year from the date of grant of the Award and must be exercised for cash or cancellation of purchase money indebtedness for the Purchased Shares or Option Shares on or before the date 90 days of the termination of the Participant’s relationship with the Corporation (or, if later, on or before the date 90 days after the exercise of any Option). The right to repurchase at no less than the Fair Market Value of the Purchased Shares to be repurchased, measured as of the date of termination of the Participant’s relationship with the Corporation, must be exercised for cash or cancellation of purchase money indebtedness for those Purchased Shares on or before the date 90 days after the termination of the Participant’s relationship with the Corporation (or, if later, on or before the date ninety days after the exercise of any Option). The right to repurchase must terminate when the Corporation’s shares become publicly traded. However, Awards held by Employees of the Corporation or its Subsidiary may be subject to additional or greater restrictions.

Subsection A1.7.2. Prior Purchase Right (Right of First Refusal). Any prior purchase right or right of first refusal for shares of Common Stock issued pursuant to this Plan must: (a) be triggered by a bona fide offer to purchase those shares from a third-party where the Participant desires to sell such shares; (b) require the Corporation to make its election to purchase the shares subject to that prior purchase right, if at all, by giving the Exercise Notice no more than 30 days after receipt of the Disposition Notice; and (c) require the Corporation to purchase all, but not less than all, of the shares subject to that bona fide offer upon exercise of the prior purchase right, unless the Participant consents to sell fewer shares of Common Stock, on the same terms offered by the third-party on or before the date 60 days after receipt of the Disposition Notice, unless a longer period is offered by the third party.